UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐      Preliminary Proxy Statement
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☐      Definitive Proxy Statement
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☑      Soliciting Material Pursuant to §240.14a-12
PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Addressing The “Why” And “What It Means To Me”
Questions From Employees
1. Why Ensco and what are the benefits of combining our two companies?
A. We have been very clear in our commitment to grow Pride’s strategic position and increase our critical mass in a value-added way, with a diversified geographic footprint, while maintaining a strong balance sheet. We routinely consider acquiring speculative assets, contracting for additional newbuilds, and industry consolidation opportunities, and, after considering this particular opportunity, we knew that Pride and Ensco would match up extremely well in terms of our respective operations.
Our rig fleets, markets, customers and expertise complement each other with minimal overlap. Pride has valuable expertise building and operating drillships and has strong relationships with leading customers such as Petrobras, Total, BP and others. Ensco’s strengths include its premium jackup and ultra-deepwater semisubmersible fleets and its market presence in the North Sea, Southeast Asia, North America and the Middle East. Together, we will form an even stronger company that is well positioned to capitalize on emerging growth opportunities within our industry.
By bringing our two companies together, we will create the world’s second largest offshore driller in terms of fleet size, geographic presence and number of customers which should accelerate our growth in rapidly expanding markets.
Customers will benefit from a talented and experienced workforce, a wider range of drilling solutions and a larger fleet that spans six continents.
Financially, we will have a strong balance sheet that allows us to continue to reinvest in our business.
The extensive time and effort spent to transform Pride to a company that has gained the favor of clients and investors alike, has been rewarded, and because of this effort, we were in a position to evaluate a very good opportunity from Ensco.
2. Isn’t Ensco just a jackup company?
A. No. While it is true Ensco has the industry’s largest fleet of jackup rigs with 47, the company has also invested over $3 billion in new deepwater rigs over the last four years and will be adding a total of eight units to the combined deepwater fleet once all units currently under construction are completed. These deepwater rigs are a major contributor to the Ensco earnings profile and will drive the company’s growth in the future. A significant contribution of revenue will still be realized from the deepwater segment, and overall revenues from the combined floating fleet will be 55 percent.
3. What employees will be affected by this combination of the two companies?
A. The vast majority of Ensco and Pride employees will not be materially affected by the acquisition. As we consolidate our two companies, however, select offices will be combined and there will be redundant positions in certain departments. There is a plan to consolidate Pride’s Houston office with Ensco’s Dallas office into one office in Houston. The transition plan is being developed and we will keep you apprised accordingly.
The office consolidation will result in overlapping personnel and certain employees will not be offered positions in the combined company. We are currently evaluating all positions and employees that may be affected by the office consolidation and we will communicate directly with those employees as soon as possible. No changes will be made until the closing, which then will be followed by a transition period.
Over time, as more rigs are delivered and new construction projects commence for recently ordered rigs, more positions will be created within our fleet, in the shipyards and in various support functions.
4. What should employees be doing in the interim period while the merger is approved?
A. Pride and Ensco must operate as two independent companies in the interim since no changes will be implemented until the transaction is completed, so employees should know that it’s business as usual. We all have some very important responsibilities and these should continue to get your full attention. In the meantime, we look to Pride employees to continue to focus every day on our core values of safety, ethical behavior, operation excellence, employee development and customer satisfaction. Finally, please do not contact employees at Ensco unless directed to do so by your supervisor.
5. Are the cultures and core values of the two companies complementary?
A. Absolutely. Both companies share the same core values: safety, ethical behavior, operation excellence, employee development and customer satisfaction, all of which were critical to the combination of the two companies. This shared culture will be the foundation to achieving the numerous benefits of the combination.
In addition, as we grow as a combined company, management is committed to ensuring that employees continue to have more career opportunities to support an even larger organization with more advanced drilling technologies and new geographies. Customers will benefit from our talented and experienced workforce, a wide range of drilling solutions, a larger fleet and a strong balance sheet.

6. How will our customers respond?
A. We think Pride and Ensco customers will embrace this combination. Members of Pride and Ensco will be contacting their respective client bases to explain the combination which will create the world’s second largest offshore driller with the youngest fleet of floaters, capable of addressing an increased number of offshore drilling needs. Customers can expect to continue to receive the high quality level of service that both companies are known for.
7. What needs to be done for the transaction to be approved and when will that be done?
A. We will be working toward obtaining regulatory approvals first. Special shareholders’ meetings will also have to be held at Pride and Ensco. Assuming we are able to gain approvals and shareholder support, we anticipate that the combination of the two companies will become effective during the second quarter of 2011.
8. Who will run the company?
A. Ensco’s Chairman, President and CEO, Dan Rabun, and Senior Vice President and Chief Financial Officer, Jay Swent, will both continue to serve in those roles in the combined company. The balance of the leadership team will be determined over the coming months and will be communicated through Integration News Corner on the Pride Platform. The company will benefit from the combined knowledge and expertise of personnel from both companies.
9. How will Pride corporate office employees be impacted?
A: Because the combined Pride/Ensco organization will be twice as large as either company is on its own, we anticipate that many corporate office employees will be needed to support the combined company. Additionally, Ensco has indicated that it will move its principal U.S.office from Dallas to Houston so we expect that many of our Houston-based employees will be offered opportunities in the combined organization.
Again, a shared value of both companies is our commitment to Employer of Choice initiatives. Pride and Ensco know that our people are our greatest asset and you can expect to see further investment in initiatives that will support the retention and development of employees in the combined company.
10. Will systems, policies and procedures change?
A: Over time, operating systems, policies and procedures that incorporate best practices from our two companies will be standardized across the organization. We do not anticipate any significant changes to day-to-day operations on the rigs.

11. How will my job be affected?
A: We do not anticipate much impact on our rig and shore-base operational employees. Employees who are in support departments may or may not see longer-term changes, again depending on their work location.
12. Will my pay and benefits be affected by this change?
A: In the near term, this change will not have any impact on your pay or benefits. Over time, both companies will evaluate how their compensation and benefits plans are structured and we will move towards standardizing them. Both companies currently offer similar competitive salary and benefits to their employees.
13. What should I do if an external party contacts me about this transaction?
Employees who receive requests from external parties seeking information about this transaction should refer the call to Jeff Chastain or Kate Perez in Investor Relations & Corporate Communications.
14. How will I be kept informed regarding developments and decisions going forward?
A. We will provide regular updates to the Pride employee base as developments warrant which will be posted on the Pride Platform — Integration News Corner. We recognize employees’ desire for information and we are committed to providing this information as it becomes available. For now, it is business as usual. In the meantime, we will continue to rely on all Pride employees to do their usual excellent work.
15. What if I have more questions?
A. Please contact your supervisor with any additional questions.
Additional Information
In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 5, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.